Exhibit 4.1

THIRD AMENDMENT (this “Amendment”) dated as of October 29, 2010, to the RIGHTS AGREEMENT dated as of November 17, 2009 and amended on February 17, 2010 and June 23, 2010 (the “Rights Agreement”), between BARNES & NOBLE, INC., a Delaware corporation (the “Company”), and MELLON INVESTOR SERVICES LLC, a New Jersey limited liability company, as Rights Agent (the “Rights Agent”).

WHEREAS the Company may from time to time supplement or amend the Rights Agreement in accordance with the provisions of Section 26 thereof; and

WHEREAS the Company desires to amend certain provisions of the Rights Agreement as set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements set forth in the Rights Agreement and this Amendment, the parties hereto hereby agree as follows:

SECTION 1. Amendment of Section 1. Section 1 of the Rights Agreement is hereby amended by deleting the definition of “Acquiring Person” in its entirety and inserting the following in place thereof:

““Acquiring Person” shall mean any Person who or which, alone or together with all Affiliates and Associates of such Person, shall be the Beneficial Owner of more than 20% of the Common Shares then outstanding, but not including:

(a) the Company, any Subsidiary of the Company, any employee benefit or compensation plan of the Company or of any of its Subsidiaries or any Person organized, appointed or established by the Company and holding Common Shares for or pursuant to the terms of any such employee benefit or compensation plan;

(b) any such Person who or which, alone or together with all Affiliates and Associates of such Person, has become and is the Beneficial Owner of more than 20% of the Common Shares at the time outstanding solely as the result of (i) a change in the aggregate number of Common Shares outstanding since the last date on which such Person acquired Beneficial Ownership of any Common Shares or (ii) the acquisition by such Person or one or more of its Affiliates or Associates of Beneficial Ownership of additional Common Shares if the Board determines that such acquisition was made in good faith without the knowledge by such Person or one or more of its Affiliates or Associates that such Person would thereby become an Acquiring Person, which determination of the Board shall be conclusive and binding on such Person, the Rights Agent, the holders of the Rights and all other Persons;

(c) subject to clause (B) below, any such Person who would, as of the Close of Business on the date hereof, be an “Acquiring Person” pursuant to the foregoing provisions of this definition (an “Excluded Person”), unless and until such Excluded Person shall acquire after the date hereof Beneficial Ownership of any additional Common Shares (other than any such ownership resulting from the exercise of any options or the vesting of any restricted shares, in each case, granted prior to the date hereof to such Excluded Person under any employee benefit or compensation plan of the Company or any of its Subsidiaries); and

(d) subject to clause (C) below, any Person who is (i) an immediate family member of an Excluded Person and any trust for the benefit of (or the trustees of which include) such immediate family member or such Excluded Person, which Person or trust acquires Common Shares from such Excluded Person, (ii) an executor or trustee for the estate of an Excluded Person or of such immediate family member, which executor or trustee acquires Common Shares from such Excluded Person or family member (the shares acquired by any such family member, trust, executor or trustee as described in clause (d)(i) or (d)(ii), the “Specified Shares” and any Person so acquiring Specified Shares, a “Specified Person”) or (iii) an Affiliate or Associate of a Specified Person; provided that, with respect to any Specified Person and its Affiliates and Associates, this clause (d) shall only be applicable if:

(x) in the event the Specified Shares acquired by a Specified Person after the date of this Rights Agreement are more than 20% of the Common Shares then outstanding, (1) within 90 days from such acquisition (or such earlier or later time as the Board may determine and so advise the Specified Person in writing), such Specified Person and/or any or all of its Affiliates and Associates take the necessary actions (if any) to reduce their aggregate Beneficial Ownership of Common Shares to an amount not more than the Specified Shares acquired by such Specified Person, (2) such Specified Person and its Affiliates and Associates vote (which shall include action by written consent for purposes of this definition), with respect to any matter submitted to a vote of the holders of Common Shares, any Common Shares then beneficially owned by any of them (other than such Specified Person’s Specified Shares) on a pro rata basis proportionate to all other votes of Common Shares actually cast on the matter and (3) at all times following a Specified Person’s acquisition of Specified Shares, none of such Specified Person or any of its Affiliates and Associates acquire Beneficial Ownership of any additional Common Shares (other than any such ownership resulting from the exercise of any options or the vesting of any restricted shares, in each case, granted prior to the date hereof under any employee benefit or compensation plan of the Company or any of its Subsidiaries); and

(y) in the event the Specified Shares acquired by a Specified Person after the date of this Rights Agreement are not more than 20% of the Common Shares then outstanding and, after giving effect to the acquisition of such Specified Shares, such Specified Person and its Affiliates and Associates then beneficially own collectively more than 20% of the Common Shares then outstanding, (1) within 90 days from such acquisition (or such earlier or later time as the Board may determine and so advise the Specified Person in writing), such Specified Person and/or any or all of its Affiliates and Associates take the necessary actions to reduce their aggregate Beneficial Ownership of Common Shares to 20% or less of the Common Shares then outstanding, (2) until such Beneficial Ownership is so reduced and solely with respect to the Common Shares beneficially owned by such Specified Person and its Affiliates and Associates in excess of 20% of the Common Shares then outstanding, such Specified Person and its Affiliates and Associates vote, with respect to any matter submitted to a vote of the holders of Common Shares, all such excess Common Shares on a pro rata basis proportionate to all other votes of Common Shares actually cast on the matter, (3) following its acquisition of Specified Shares and until they comply with the requirements of clause (y)(1) above, none of such Specified Person or any of its Affiliates or Associates acquire Beneficial Ownership of any additional Common Shares (other than any such ownership resulting from the exercise of any options or the vesting of any restricted shares, in each case, granted prior to the date hereof under any employee benefit or compensation plan of the Company or any of its Subsidiaries) and (4) at all times following their compliance with the requirements of clause (y)(1) above, such Specified Person and its Affiliates and Associates, taken together, do not become the Beneficial Owners of more than 20% of the Common Shares then outstanding (other than any such ownership resulting from the exercise of any options or the vesting of any restricted shares, in each case, granted prior to the date hereof under any employee benefit or compensation plan of the Company or any of its Subsidiaries).

(A) Notwithstanding clause (b)(ii) of the prior sentence, if any Person that is not an Acquiring Person due to such clause (b)(ii) does not reduce its percentage of Beneficial Ownership of Common Shares to 20% or less by the Close of Business on the tenth calendar day after notice from the Company (the date of notice being the first day) that such Person’s Beneficial Ownership of Common Shares would make it an Acquiring Person, such Person shall, at the end of such ten calendar day period, become an Acquiring Person (and such clause (b)(ii) shall no longer apply to such Person).

(B) Notwithstanding clause (c) of the second preceding sentence, an Excluded Person shall no longer be considered an Excluded Person for purposes of such clause (c) if such Excluded Person acquires any Common Shares upon the exercise after October 29, 2010 of any options granted prior to the date hereof under any employee benefit or compensation plan of the Company or any of its Subsidiaries (such shares, the “Option Shares”) and such Excluded Person does not (i) within 60 days from the acquisition of such Option Shares (or such earlier or later time as the Board may determine and so advise the Excluded Person in writing) take the necessary actions to reduce the number of Common Shares Beneficially Owned by it by an amount equal to the number of such Option Shares and (ii) vote, with respect to any matter submitted to a vote of the holders of Common Shares, any Option Shares then beneficially owned by it on a pro rata basis proportionate to all other votes of Common Shares actually cast on the matter.

(C) Notwithstanding clause (d) of the third preceding sentence, a Specified Person shall no longer be considered a Specified Person for purposes of such clause (d) if such Specified Person or any of its Affiliates and Associates acquires any Common Shares upon the exercise after October 29, 2010 of any options granted prior to the date hereof under any employee benefit or compensation plan of the Company or any of its

Subsidiaries (such shares, the “Specified Option Shares”) and such Specified Person and its Affiliates and Associates do not (i) within 60 days from the acquisition of such Specified Option Shares (or such earlier or later time as the Board may determine and so advise the Specified Person in writing) take the necessary actions to reduce the aggregate number of Common Shares Beneficially Owned by them by an amount equal to the number of such Specified Option Shares and (ii) vote, with respect to any matter submitted to a vote of the holders of Common Shares, any Specified Option Shares then beneficially owned by any of them on a pro rata basis proportionate to all other votes of Common Shares actually cast on the matter.

(D) Any Specified Person subject to clause (x) of the proviso to clause (d) of the fourth preceding sentence shall, for so long as such Specified Person complies with the requirements of such clause (x), be considered an “Excluded Person” for purposes of clause (d) of such sentence (including for purposes of the definition of “Specified Shares” and “Specified Person”). Any Excluded Person who transfers more than 20% of the Common Shares then outstanding to a Specified Person shall, following such transfer, no longer be considered an Excluded Person for purposes of clause (c) of the fifth preceding sentence.

(E) Notwithstanding the foregoing, an Acquiring Person shall not include any Person who or which would, but for this sentence, become an Acquiring Person solely as the result of the acquisition by such Person or one or more of its Affiliates or Associates of Beneficial Ownership of additional Common Shares if such acquisition was made with the prior approval of the Board.”

SECTION 2. Full Force and Effect. Except as expressly amended hereby, the Rights Agreement shall continue in full force and effect in accordance with the provisions thereof.

SECTION 3. Governing Law. This Amendment shall be deemed to be a contract made under the law of the State of Delaware and for all purposes shall be governed by and construed in accordance with the law of such State applicable to contracts to be made and performed entirely within such State; provided, however, that all provisions regarding the rights, duties and obligations of the Rights Agent shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made to be performed entirely within such State.

SECTION 4. Counterparts; Effectiveness. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. This Amendment shall be effective as of the date hereof.

SECTION 5. Descriptive Headings. Descriptive headings of the several Sections of this Amendment are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

SECTION 6. Rights Agreement as Amended. From and after the date hereof, any reference to the Rights Agreement shall mean the Rights Agreement as amended hereby.

SECTION 7. Severability. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated; provided, however, that if the absence of such excluded provision shall, in the reasonable judgment of the Rights Agent, materially and adversely affect its rights, immunities, duties or obligations under the Rights Agreement, the Rights Agent shall be entitled to resign on the next business day.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

BARNES & NOBLE, INC.,

by
/s/ Eugene V. DeFelice
	Name:	Eugene V. DeFelice
	Title:	Vice President, General Counsel and Corporate Secretary

MELLON INVESTOR SERVICES LLC, as Rights Agent

by
/s/ Stephen Jones
	Name:	Stephen Jones
	Title:	Vice President

[SIGNATURE PAGE TO AMENDMENT NO. 3 TO RIGHTS AGREEMENT]